[FHLBank Atlanta logo]

News Release
February 19, 2015

FOR IMMEDIATE RELEASE
CONTACT: Meredith Moses
Federal Home Loan Bank of Atlanta
mmoses@fhlbatl.com
(404) 888-8145

Federal Home Loan Bank of Atlanta Announces Preliminary 2014 Year-end Financial Results

ATLANTA, February 19, 2015 - Federal Home Loan Bank of Atlanta (the Bank) today released unaudited financial highlights for the year ended December 31, 2014. All numbers reported below for 2014 are approximate until the Bank announces 2014 audited financial results in its Form 10-K filing with the Securities and Exchange Commission, which is expected to be filed on or about March 13, 2015.

The Bank reported net income of $58 million for the fourth quarter of 2014, a decrease of $52 million from net income of $110 million for the fourth quarter of 2013. The Bank reported net income of $271 million for 2014, a decrease of $67 million from net income of $338 million for 2013. The primary contributors to the decrease in net income year-over-year were settlements related to MBS litigation received in the fourth quarter of 2013 and the decrease in long-term interest rates during 2014. As of December 31, 2014, the Bank had total assets of $138.3 billion, an increase of $16.0 billion, or 13.1 percent, from December 31, 2013. The Bank's advances were $99.6 billion as of December 31, 2014, an increase of $10.1 billion, or 11.2 percent, from December 31, 2013.

The Bank's retained earnings balance was $1.7 billion as of December 31, 2014, an increase of $89 million, or 5.34 percent, from December 31, 2013. Capital stock increased to $5.2 billion as of December 31, 2014, an increase of $267 million, or 5.47 percent, from December 31, 2013.

The Bank's 2014 performance resulted in a return on equity (ROE) of 4.11 percent as compared to 5.42 percent for 2013. The ROE spread to average three-month LIBOR decreased in 2014 compared to 2013, equaling 388 basis points for 2014 as compared to 515 basis points for 2013. The Bank continues to meet its regulatory capital requirements.

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Federal Home Loan Bank of Atlanta
Financial Highlights
(Unaudited)
(Dollars in millions)

	As of December 31,
Statements of Condition	2014	2013
Investments	$36,502	$26,944
Advances	99,644	89,588
Mortgage loans held for portfolio, net	746	918
Total assets	138,344	122,316
Consolidated obligations, net	129,250	112,930
Total capital stock	5,150	4,883
Retained earnings	1,746	1,657
Accumulated other comprehensive income	95	112
Total capital	6,991	6,652
Capital-to-assets ratio (GAAP)	5.05%	5.44%
Capital-to-assets ratio (Regulatory)	5.00%	5.37%

	Three Months Ended December 31,		Years Ended December 31,
Operating Results and Performance Ratios	2014	2013	2014	2013
Net interest income	$95	$82	$323	$341
(Reversal) provision for credit losses	(1)	1	(5)	5
Net impairment losses recognized in earnings	—	—	(3)	—
Letters of credit fees	6	6	26	20
Other income	(1)	70	82	146
Total noninterest expense	37	35	132	127
Affordable Housing Program assessments	6	12	30	37
Net income	58	110	271	338
Return on average assets	0.17%	0.36%	0.21%	0.28%
Return on average equity	3.45%	6.86%	4.11%	5.42%

Additional financial information concerning the Bank's results of operations for the most recently completed quarter will be available in the Bank's Form 10-K scheduled to be filed on or about March 13, 2015, with the Securities and Exchange Commission and will be available at www.fhlbatl.com or www.sec.gov.

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About the Federal Home Loan Bank of Atlanta
FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities.The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies headquartered in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 12 district banks in the Federal Home Loan Bank System, which since 1990 has contributed more than $4.4 billion to the Affordable Housing Program.

For more information visit our website at www.fhlbatl.com.

Some of the statements made in this announcement are “forward-looking statements,” which include statements with respect to the Bank's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties, and other factors, many of which may be beyond the Bank's control, and which may cause the Bank's actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by the forward-looking statements.

The forward-looking statements may not be realized due to a variety of factors, including without limitation legislative and regulatory actions, changes or approvals; future economic and market conditions (including the housing market and the market for mortgage-backed securities); changes in demand for advances or consolidated obligations of the Bank and/or the FHLBank System; changes in interest rates and prepayment speeds, default rates, delinquencies, and losses on mortgage-backed securities; political, national, and world events; and adverse developments or events affecting or involving other Federal Home Loan Banks or the FHLBank System in general. Additional factors that might cause the Bank's results to differ from these forward-looking statements are provided in detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov.

New factors may emerge, and it is not possible for us to predict the nature, or assess the potential impact, of each new factor on our business and financial condition. Given these uncertainties, we caution you not to place undue reliance on forward-looking statements. These statements speak only as of the date that they are made, and the Bank has no obligation and does not undertake to publicly update, revise, or correct any of the forward-looking statements after the date of this announcement, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events, or otherwise, except as may be required by law.

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